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                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT TO
                              CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.   Name of Statutory Trust: PIONEER INDEPENDENCE FUND

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

     The name of the Trust is changed from "Pioneer Independence Fund" to "Pioneer Series Trust XII".

3.   This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of July, 2013 A.D.

                                           By:    /s/ John F. Cogan, Jr
                                                  -----------------------------
                                           Name:  John F. Cogan, Jr., Trustee